Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of Sussex Bancorp on Form S-8 of our report dated March 14, 2013, relating to the consolidated financial statements of Sussex Bancorp as of December 31, 2012 and for the year then ended, which appears in the Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ ParenteBeard LLC

Allentown, Pennsylvania

May 28, 2014